Exhibit 5.1
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                  OPINION OF BROWN RUDNICK BERLACK ISRAELS LLP


                                                   April 27, 2004


PCS Research Technology, Inc.
3655 Nobel Drive
San Diego, CA

     Re:  PCS Research Technology, Inc.
          Registration Statement on Form S-8
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Gentlemen:

     We are counsel for PCS Research Technology, Inc. (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (this "Registration Statement") relating to 4,000,000 shares of the Company's Common Stock, $.0001 par value (the "Shares"). This opinion letter, together with Schedule A attached hereto (this "Opinion Letter"), is being rendered in connection with the filing of the Registration Statement.

     The 4,000,000 Shares covered by the Registration Statement are issuable under the Company's 2001 Stock Option Plan (the "Plan").

     In connection with this Opinion Letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

     1. a certificate from the Secretary of State of the State of Delaware as of a recent date as to the legal existence and good standing of the Company, subject to the qualification that the Company has not filed its 2003 Annual Report with the Secretary of State of the State of Delaware;

     2. a copy of the Restated Certificate of Incorporation of the Company, as amended to date, certified by the Secretary of State of the State of Delaware as of a recent date, and a certificate of the President that there have been no further amendments thereto;

     3. a copy of the By-laws of the Company, as amended to date, certified by the President of the Company as presently being in effect;

     4. votes of the Board of Directors of the Company relating to the approval of the Plan, certified by the President of the Company;

     5.   the Plan;

     6. a letter from the Company's transfer agent as to the issued and outstanding shares of the Company's Common Stock, $.0001 par value; and

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     7.   A certificate of the President as to the number of shares of common stock issuable pursuant to outstanding options, warrants, convertible securities or other rights to acquire common stock.

     8.   the Registration Statement.

     We have assumed, for the purposes of our opinions herein, that any conditions to the issuance of the Shares under the Plan have been or will be satisfied in full.

     We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents.

     In addition, this Firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule A hereto. In the course of our representation of the Company in connection with the preparation of the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of these assumptions is inappropriate, and, with your concurrence, the opinions hereafter expressed are based upon those assumptions. The Enumerated Party referred to in Schedule A is the Company.

     We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

     With your concurrence, our opinion hereafter expressed is based solely upon
(1) our review of the Documents, (2) discussions with those of our attorneys who have devoted substantive attention to the preparation of the Registration Statement, and (3) such review of published sources of law as we have deemed necessary.

     Our opinions contained herein are limited to the laws of the State of New York and the Federal law of the United States of America.

     We express no legal opinion upon any matter other than those explicitly addressed below, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

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

     We hereby consent to the reference to this firm in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,


                                           /s/ BROWN RUDNICK BERLACK ISRAELS LLP
                                           -------------------------------------
                                           BROWN RUDNICK BERLACK ISRAELS LLP

JGN/ANF/LG

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

                                   SCHEDULE A

                        BROWN RUDNICK BERLACK ISRAELS LLP
                              STANDARD ASSUMPTIONS
                        ---------------------------------


     In rendering legal opinions, Brown Rudnick Berlack Israels LLP makes certain customary assumptions described below:

1. Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents.

2. Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

3. All official public records are accurate, complete and properly indexed and filed.

4. There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence by or among any of the parties to the Documents.

5. The conduct of the parties to the Documents has complied in the past and will comply in the future with any requirement of good faith, fair dealing and conscionability.

6. The Enumerated Party will obtain all permits and governmental approvals required in the future and take all actions similarly required relevant to its performance of its obligations under the Documents.

7. All parties to or bound by the Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Documents.

8. There are no agreements or understandings among the parties to or bound by the Documents, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of any of the Documents.